2002-HE1
Payment Date	01/26/2004

Servicing Certificate	Group 1A	Group 1B
Beginning Pool Balance	362,949,141.63	0.00
Beginning PFA	0.00	0.00
Ending Pool Balance	356,631,301.72	-
Ending PFA Balance	-	-
Principal Collections	15,264,804.84	-
Principal Draws	8,987,010.27	-
Net Principal Collections	6,277,794.57	-
Active Loan Count	13,649	-

Interest Collections	1,443,891.14	-

Net Weighted Average Coupon Rate	4.02527%	-1.12000%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class I - A - 1	90,137,285.41	88,557,825.43	0.8855783	1,579,459.98	105,657.80	0.00	22.14%	1.361%
Class I - A - 2	270,411,856.22	265,673,476.29	0.8855783	4,738,379.93	321,630.49	0.00	66.42%	1.381%
Class I-A-1 - VF - 1	0.00	0.00	-	0.00	0.00	0.00	0.00%	1.361%
Certificates	-	-	-	-	939,330.31	-	-	-

Loan Group 1A		of Balance
Beginning Overcollateralization Amount	2,400,000.00		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	2,400,000.00	0.67%
Required Overcollateralization Amount	2,400,000.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	0.00
Required Overcollateralization Amount	0.00

Loan Group 1A
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,844,488.54	66	0.52%
Delinquent Loans (60 Days)*	471,027.54	16	0.13%
Delinquent Loans (90 Days)*	331,563.20	12	0.09%
Delinquent Loans (120 Days)*	198,176.96	7	0.06%
Delinquent Loans (150 Days)*	51,052.58	2	0.01%
Delinquent Loans (180 Days)*	353,276.25	10	0.10%
REO	-	0	0.00%
FC	63,490.01	3	0.02%
BK	1,153,161.73	31	0.32%
*Delinquency Figures do not Include Foreclosures, REO and Bankruptcy.
Loan Group 1B
Group	Balance	of Loans	of Balance
Liquidation Loss Amounts	Loan Group 1A	0	#VALUE!
		0	0.00%
Beginning Loss Amount	709,218.44	0	0.20%
Current Month Loss Amount	40,045.34	0	0.01%
Current Month Recoveries	330.00	0	0.00%
Net Ending Loss Amount	748,933.78	0	0.21%
REO	-	0	0.00%
	Net Recoveries to Date
Beginning Net Principal Recovery Amount	13,450.80
Current Month Net Principal Recovery Amount	330.00
Ending Net Principal Recovery Amount	13,780.80
BK	-	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

Capitalized Interest Account	Loan Group 1A		Capitalized Interest Account LG1B
Beginning Balance	0.00		0.00
Withdraw relating to Collection Period	0.00		0.00
Ending Capitalized Interest Acct. Balance to GMAC	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00		0.00
Ending Capitalized Interest Account Balance as of Payment Date	0.00		0.00
Interest earned for Collection Period	0.00		0.00
Interest withdrawn related to prior Collection Period	0.00		0.00

Prefunding Account	Loan Group 1A	Loan Group 1B
Beginning Balance	0.00	0.00
Additional Purchases During Revoliving Period	0.00	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Remaining balance sent to Funding account	0.00	0.00
Total Ending Balance as Of Payment Date	0.00	0.00
Interest earned for Collection Period	0.00	0.00
Interest Withdrawn related to prior Collection Period	0.00	0.00

Funding Account	Loan Group 1A	Loan Group 1B
Beginning Funding Account Balance	0.00	0.00
Deposit to Funding Account	0.00	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Payment for Additional Purchases	0.00	0.00
Prefunding balance sent to Funding account	0.00	0.00
Ending Funding Account Balance to Term Notes	0.00
Add Variable Funding Note	0.00	0.00
Ending Funding Account Balance as of Payment Date	0.00	16,736,669.26
Interest earned for Collection Period	0.00	0.00
Interest withdrawn related to prior Collection Period	0.00	0.00

Current Month Repurchases Units	0	0
Current Month Repurchases ($)	-	-